Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165489 on Form S-8 and Registration Statement No. 333-165488 on Form S-3 of our report dated March 11, 2011 relating to the financial statements of A123 Systems, Inc. (the “Company”) and our report dated March 11, 2011 relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness), appearing in this Annual Report on Form 10-K of A123 Systems, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 11, 2011